Page | 1 1111 Louisiana Street Houston, Texas, 77002 March 14, 2023 Mr. Christopher A. Foster Dear Chris: I am pleased to extend to you an offer of employment with CenterPoint Energy (the "Company"), as EVP & Chief Financial Officer reporting to me. Your offer includes the following: Salary: $26,923.07 Biweekly ($700,000 per year) Incentive Compensation: Short-Term Incentive (STI) - You will be eligible for a 2023 STI award, without proration, with a target award level of 80% of your annual base salary. Annual plan year award funding will be based upon the achievement of a combination of corporate goals, approved by the Compensation Committee of the Board of Directors (Committee). Your actual payout, if any, is fully discretionary based on achievement of corporate goals as well as your individual performance. Long-Term Incentive (LTI) plan participation - You will be eligible for participation in the CenterPoint Energy Long-Term Incentive Plan (“LTIP”). This incentive may be granted in a combination of CenterPoint Energy performance share units, restricted stock units, stock options, or other authorized form. You will be granted 2023-2025 LTIP awards without proration and with an aggregate target incentive level of 260% of your annual base salary, each subject to three-year cliff vesting and achievement of specified corporate performance goals. For your information, your 2023 awards will consist of 25% time-based restricted stock units (RSUs) conditioned upon achieving a positive operating income goal in the last full calendar year of the vesting period, 35% performance share units (PSUs) based on total shareholder return versus peer companies, 35% PSUs based on achieving a cumulative adjusted earnings per share goal, and 5% PSUs based on achieving a cumulative carbon reduction goal. Payout of the PSUs may range from 0% to 200% of the target number of shares. Your LTIP awards will be subject to the terms and conditions of the applicable award agreements. Executive Benefits: Exhibit 10.1

Page | 2 You are eligible for several executive benefits including the Change In Control Plan (the “CIC Plan”). A summary of these benefits is included for your information. Other Benefits: Participation in CenterPoint Energy’s industry competitive benefits package. A summary is included. Vacation: Five (5) weeks of vacation each calendar year including for this year. Relocation Assistance: Relocation assistance will be provided pursuant to the Company’s Relocation Policy. A summary of the program is attached. If you accept the Company’s reimbursement for relocation expenses, you will be required to repay 100% of the reimbursement if you voluntarily resign other than for Good Reason (as defined in the CIC Plan) or you are terminated for Cause (as defined in the CIC Plan) within the first year after the effective date of your employment and 50% if within two years. Buy-Out Incentive: You will be granted a one-time, time-based RSU award under the CenterPoint Energy LTIP for CenterPoint Energy stock having a total grant date value of $3,900,000, subject to ratable vesting over a two-year period. One-half of the award will vest upon your continued employment through the first anniversary of the grant date, which will be your hire date, and the remaining one-half will vest upon your continued employment through the second anniversary of the grant date. Any unvested units will be forfeited should you voluntarily resign or if you are terminated by the Company for Cause prior to the applicable vesting date. In the event of your termination due to death or disability or your involuntary termination by the Company other than for Cause, your unvested units under the award shall fully vest. Your award will be subject to the terms and conditions of the applicable award agreement. Legal Fees The Company shall pay your reasonable legal fees incurred with respect to the negotiation of your employment, with such payment being paid directly to the law firm and reported as wages for tax purposes. Anticipated Start Date: May 5, 2023, or other date mutually agreed to.

Page | 3 Conditions: This offer is contingent upon successful completion of our background investigation, which will be conducted prior to your employment date. Where provisions in this letter refer to CenterPoint Energy’s compensation or benefits plans or to policies of CenterPoint Energy, the applicable plan document or policy statement will govern administration of the plan or application of the policy in all cases. This offer of employment is contingent upon your execution of the Company’s protection of confidential information policy, including any applicable non-disclosure, non-solicitation, and non-competition provisions. This letter neither constitutes nor may be construed as an employment contract between the Company and you for any period of time. Employment with CenterPoint Energy is an at-will employment relationship governed by applicable federal and state laws. By signing this letter you acknowledge your understanding that you may not, and will not, use in connection with your employment with the Company, or disclose to the Company or any of its affiliates, or the contractors, representatives, agents, employees, officers or directors of any of those entities, any information, documents, data, records, drawings, schematics, specifications, files, correspondence or other material of any kind, whether in electronic or hard copy format, belonging to any previous employer, and you represent that you have returned to any such previous employer, and have not retained or kept in your possession, any prior employer information. Further, you represent to the Company that you are not bound by any contractual or other legal obligations, including, but not limited to, any non-disclosure, non-solicitation, and/or non- competition agreements with any former employer or other party, regardless of whether you believe such agreements to be legally enforceable, that would prohibit you from working for the Company or restrict or limit your ability to perform your duties and responsibilities with the Company. You further represent that you have provided to the Company copies of any and all agreements with former employers that may exist. The Company acknowledges receipt of such agreements and believes that such agreements do not restrict or limit your ability to perform your duties and responsibilities with the Company. The Immigration Reform & Control Act of 1990 requires that all employers verify that persons hired by their firms are authorized to be employed in the United States. Documents verifying this eligibility will need to be provided upon reporting to work. If you have any questions, please do not hesitate to contact me.

Page | 4 To indicate your acceptance of this employment offer, please sign the original offer letter and return to me. I look forward to working with you and I believe that you will be a great addition to our team and contribute to the execution of our long-term growth strategy. Sincerely, /s/ David J. Lesar David J. Lesar CEO /s/ Christopher A. Foster March 14, 2023 Christopher A. Foster Date